EXHIBIT 10.8

FORBEARANCE AGREEMENT

THIS FORBEARANCE AGREEMENT (the "Agreement"), dated as of this 31st day of December, 2007, by and among EVCI Career Colleges Holding Corp., a Delaware corporation ("Borrower"), the direct and indirect Subsidiaries of Borrower from time to time party to this Agreement, as Guarantors, and ComVest Investment Partners III, L.P. ("Lender").

BACKGROUND

A. Borrower, Interboro Institute, Inc. ("Interboro"), Interboro Holding, Inc. ("Holding"), Pennsylvania School of Business, Inc. ("PSB"), Technical Career Institutes, Inc. ("TCI" and together with Interboro, Holding and PSB, the "Guarantors") and Harris N.A. entered into a Credit Agreement dated as of September 16, 2005 (the "Original Credit Agreement") pursuant to which Harris N.A. made available to Borrower a term loan in the original principal amount of $13,000,000 and a revolving credit facility in the maximum principal amount of $3,000,000. Borrower, Guarantors and Harris N.A. entered into an Amended and Restated Credit Agreement dated as of September 16, 2005 and amended and restated as of March 31, 2006 (the "Amended Credit Agreement") pursuant to which, among other things, the revolving credit facility was reduced to $2,000,000 and Harris N.A. waived certain Existing Events of Default (as such term was defined therein). Borrower, Guarantors and Harris N.A. entered into a Second Amended and Restated Credit Agreement dated as of September 16, 2005, amended and restated as of March 31, 2006 and further amended and restated as of April 24, 2006 (as so amended and as amended hereby and from time to time hereafter, the "Credit Agreement") pursuant to which, among other things, the revolving credit facility was increased to $5,000,000, Harris N.A. waived certain Existing Events of Default (as such term was defined therein) and Harris N.A. consented to the issuance of notes and warrants to Lender and other note purchasers pursuant to a Securities Purchase Agreement dated as of April 24, 2006 (the "Purchase Agreement") between ComVest and Borrower.

B. On the date hereof, Lender has purchased from Harris N.A. all of Harris N.A.’s right, title and interest in and to the Credit Agreement, all related Loan Documents, and all obligations of the Borrower and the Guarantors thereunder.

C. The Borrower's obligations to the Lender are secured by, among other things, a security interest in all of the property of the Borrower and each Guarantor.

D. Events of Default under the Credit Agreement have occurred and are continuing, including without limitation, Events of Default under Section 9.1(j) and (o) relating to Borrower's stated inability to pay its debts as they come due and occurrences which have had a Material Adverse Effect.

E. The Borrower and the Lender have conducted discussions regarding the Loans, without prejudice to or waiver by the Lender of the existing Events of Default and any of its rights and remedies. The Lender has at all times reserved its right to exercise its remedies at any time. The Borrower acknowledges that, prior to giving effect to this Agreement: (1) the Lender may declare at any time that all amounts under the Loans are due and payable in full and (2) the Lender is entitled, at this time, without further notice or demand, to exercise its remedies.

F. The Borrowers have requested that the Lender: (1) forbear from exercising its rights and remedies with respect to all existing Events of Default, (2) defer principal payments until the Maturity Date of the Loans, (3) consent to the incurrence of additional Indebtedness for Borrowed Money to Lender (the “Additional Indebtedness”), and (4) make such other amendments and modifications to the Credit Agreement set forth herein.

F. The Lender has agreed, subject to the terms and conditions set forth herein, to forbear with respect to the Events of Default set forth on Schedule 2 attached hereto (the “Existing Events of Default”), to defer principal payments until the Maturity Date of the Loans, to consent to the Additional Indebtedness and to make such other amendments and modifications to the Credit Agreement set forth herein.

NOW THEREFORE, the parties hereto, incorporating the foregoing Background by reference as if fully set forth below, in consideration of their mutual covenants contained herein and intending to be legally bound hereby, agree as follows:

ARTICLE I

AMENDMENTS TO CREDIT AGREEMENT

SECTION 1.1 No Further Obligations to Make Loans. Borrowers acknowledge and agree that the Lender has and shall have no further obligation to make any further Loans under the Credit Agreement, including without limitation, any further Disallowance Advance. Any Loans made by the Lender after the occurrence of the Existing Events of Default and/or after the date hereof shall not constitute a waiver of any Existing Events of Default and shall be without prejudice to the Lender's right to refuse to make any further Loans under and in accordance with the Credit Agreement.

SECTION 1.2 The Amendments. Subject to the satisfaction of the terms and conditions set forth herein, the Credit Agreement is hereby amended as follows:

(a) Section 1.8(a) of the Credit Agreement is hereby amended in its entirety to read as follows:

(a)  Scheduled Payments of Term Loans. Borrower shall repay the Term Loans plus all accrued and unpaid interest thereon and any other amount due and payable hereunder on March 31, 2009, the final maturity thereof.

(b) Section 1.8(b) of the Credit Agreement is hereby amended in its entirety to read as follows:

(b) Revolving Loan. Borrower shall pay the Revolving Loan principal balance as of December 31, 2007, plus all accrued and unpaid interest thereon and any other amount due and payable hereunder, on March 31, 2009.

(c) Section 1.9(b) of the Credit Agreement shall not apply to any proceeds of the Additional Indebtedness received by the Borrower or the Guarantors.

(d) The following definition contained in Section 5.1 of the Credit Agreement is hereby amended to read as follows:

"Loan Documents" means this Agreement, the Notes, the Applications, the Collateral Documents, the Guaranties, the Intercreditor Agreement, the Forbearance Agreement and all other agreements and instruments extending, renewing, refinancing or refunding any indebtedness, obligation or liability arising under any of the foregoing, in each case as the same may be amended, modified or supplemented from time to time hereafter and any other agreement, instrument or document executed in connection herewith or in connection with the Forbearance Agreement.

(e) Section 5.1 of the Credit Agreement is hereby amended to incorporate the following definitions, which shall read as follows:

"Additional Comvest Documents" means those certain loan documents of even date herewith among the Borrower, the Guarantors and Lender.

"Forbearance Agreement" means the Forbearance Agreement among the Borrower, the Guarantors and Lender dated December 31, 2007.

(f) Upon the consummation of any Restructuring (as such term is defined in Section 1(g) below), the Borrower and the Guarantors shall cause the Business Trust (as such term is defined in Section 2.2(c) below) to become a Guarantor under the Credit Agreement pursuant to a joinder agreement in form and substance satisfactory to the Lender, and to join in, become a party to and agree to be bound by the Security Agreement (including, without limitation, the grant thereunder by the Business Trust of Liens on all of its assets) pursuant to a joinder agreement in form and substance satisfactory to the Lender.

(g) Any Events of Default pursuant to Sections 8.7 and 8.8 as a result of any “Restructuring” under and as defined in the loan agreements evidencing the Additional Indebtedness (“Restructuring”) shall be considered Existing Events of Default.

(h) Section 8.21 and 8.22 of the Credit Agreement are hereby amended in their entirety to read as follows:

Section 8.21 Financial Covenants.

(a) Intentionally Omitted.

(b) Intentionally Omitted

(c) Intentionally Omitted.

(d) Intentionally Omitted

Section 8.22  Payments to Junior Creditor. Excluding payments made on the Closing Date from the proceeds of the Notes and interest payments expressly permitted under the immediately following sentence, Borrower shall not make any cash payment on the notes issued under the Purchase Agreement or any other Indebtedness to any Junior Creditor (as such term is defined in the Intercreditor Agreement) prior to March 31, 2009. Borrower may pay interest to Junior Creditor at any time through the issuance of additional notes on substantially the same terms as the notes issued under the Purchase Agreement on the Closing Date.

SECTION 1.4 Modification of Loan Documents. The provisions contained in this Article I modify and supersede any contrary provisions contained in the Credit Agreement and the other Loan Documents. Except for the modifications contained herein, the Credit Agreement and the other Loan Documents remain in full force and effect.

ARTICLE II

THE FORBEARANCE COVENANT

SECTION 2.1 The Forbearance. Borrowers acknowledge and agree that the Lender shall have the free and unrestricted right, at any time and from time to time, to exercise any and all rights available to the Lender under the Credit Agreement and the other Loan Documents; provided, however, that unless and until a Forbearance Default (as hereinafter defined) shall occur, the Lender shall not, prior to December 31, 2008, exercise or attempt to exercise any right or remedy otherwise available to the Lender after the occurrence of an Event of Default with respect to the Loan Documents, including, without limitation, filing any action or proceeding against Borrower or any Guarantor, foreclosing or executing upon or seeking to foreclose or execute upon the collateral or any part thereof whether in a judicial or nonjudicial proceeding (the forbearance from such actions by the Lender, subject to the terms and conditions of this Agreement, being herein referred to as the "Forbearance Covenant"). Borrowers expressly acknowledge and agree, however, that from and after January 1, 2009 or such earlier date as a Forbearance Default may occur, the Lender shall have the right, at any time and from time to time, to exercise any and all rights and remedies available to it under the Loan Documents or hereunder and against or with respect to the collateral, at law and in equity, without notice to Borrowers and without the passage of any grace or cure period notwithstanding anything to the contrary set forth in the Loan Documents, to the same extent as the Lender would be entitled if the Forbearance Covenant had never been part of this Agreement.

SECTION 2.2 Forbearance Defaults. For the purposes of the Forbearance Covenant, each of the following shall constitute a "Forbearance Default":

(a) any Event of Default occurs under and as defined in the Loan Documents, except for the Existing Events of Default; or

(b) any Event of Default occurs under and as defined in Section 6.1 of this Agreement; or

(c) the Borrower fails to (i) enter into a stock or asset purchase agreement providing for the sale of the stock or assets of TCI, PSB and/or the business trust participating in any Restructuring (the “Business Trust”) with a purchase price no less than the amount necessary to pay the Obligations in full on or before April 1, 2008, or (ii) hire an investment banker reasonably acceptable to the Lender on or before April 1, 2008, to conduct a process for the sale of TCI, PCB and/or the Business Trust within a time frame reasonably calculated in order that, not later than November 30, 2008, a definitive agreement with a financially capable buyer(s) (who shall be reasonably satisfactory to the Lender) and containing no financing contingency can be expected to be executed and delivered for the sale(s) of TCI, PSB and/or the Business Trust (provided that the closing of any such transaction may be subject to obtaining applicable regulatory approvals); or

(d) Borrower or the Guarantors do not enter into a stock or asset purchase agreement providing for the sale of the stock or assets of TCI and/or PSB to a financially capable buyer with a purchase price no less than the amount necessary to pay the Obligations in full on or before November 30, 2008.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

Borrower and Guarantors hereby make the following representations and warranties to the Lender which shall be true and correct on and as of the date hereof:

SECTION 3.1 No Waiver of Existing Events of Default. The Existing Events of Default have occurred and are continuing under the Loan Documents. Neither this Agreement nor any actions taken by any of the parties pursuant to this Agreement shall be deemed to cure the Existing Events of Default or any other existing Defaults or Events of Default under the Loan Documents or shall be deemed to be a waiver by the Lender of the Existing Events of Default or any other existing Defaults or Events of Default under the Loan Documents or of any rights or remedies in connection therewith or with respect thereto, it being the intention of the parties hereto that the obligations of Borrower and Guarantors are and shall remain in default notwithstanding this Agreement; and except as set forth herein to the contrary, that the Lender reserves all rights and remedies under the Loan Documents, at law and in equity, in connection with such defaults and any future defaults.

SECTION 3.2 Other Creditors. Neither the execution and delivery of this Agreement nor the performance of any actions required hereunder or described herein is being consummated by Borrower or Guarantors with or as a result of any actual intent by Borrower or Guarantors, to hinder, delay or defraud any entity to which Borrower or Guarantors, are now or will hereafter become indebted.

SECTION 3.3 Material Inducement. Borrower and Guarantors acknowledge and agree that the representations, warranties, covenants and agreements of Borrower and Guarantors contained in this Agreement are a material part of the consideration received by the Lender; are a material inducement to the Lender for the execution and delivery by the Lender of this Agreement; are made with the intent that the Lender rely upon them and the understanding that the Lender is relying upon them and that such reliance by the Lender is reasonable.

SECTION 3.4 Existing Events of Default. The Existing Events of Default are the only Events of Default existing as of the date of this Agreement. Moreover, Borrower and Guarantors are not aware of any potential for the occurrence of any further Events of Default other than continuance of the Existing Events of Default.

SECTION 3.5 No Defenses. Borrower and Guarantors hereby confirm that they have no set-offs, defenses or counterclaims to enforcement of the indebtedness evidenced by the Loan Documents.

ARTICLE IV

COVENANTS OF BORROWER AND GUARANTORS

So long as any indebtedness owing to the Lender under the Loan Documents is outstanding, and unless compliance with this Article IV (or any part hereof) is waived by the Lender in writing in advance of any violation of any of the covenants contained herein:

SECTION 4.1 Indemnification. Borrower and Guarantors jointly and severally agree to indemnify and hold harmless the Lender and the past, present and future officers, directors, employees, agents, attorneys, representatives, participants, heirs, successors and assigns thereof (collectively, the "Indemnitees") from and against any and all claims, damages, liabilities, judgments and expenses including, without limitation, reasonable fees and disbursements of counsel including, without limitation, all such fees and disbursements arising in connection with the bankruptcy proceedings of Borrower and Guarantors, which may be instituted by Borrower and Guarantors or Borrower or any Guarantor, their respective agents, designees or representatives against any of the Indemnitees as a result of any transaction contemplated by this Agreement or any action or nonaction arising from this Agreement.

ARTICLE V

CONDITIONS PRECEDENT

SECTION 5.1  General Conditions Precedent. As a condition precedent to the obligation of the Lender to enter into the amendments set forth in Article I hereof and to forbear from exercising its remedies in accordance with Article II hereof, Borrowers shall deliver to the Lender on or before the date of this Agreement the following:

(a) this Agreement duly executed by Borrower and Guarantors;

(b) a copy, certified in writing as of the Closing Date (as defined below) by the Secretary or Assistant Secretary of Borrower and each Guarantor, of resolutions of the Board of Directors of such Person evidencing approval of this Agreement and the transactions contemplated herein and the Restructuring Transaction;

(c) in connection with any Restructuring as hereinabove described, any transferee of any assets of Borrower or Guarantors (including capital stock) shall assume or guaranty and become surety for the Obligations and shall pledge and grant a security interest in and to all of its assets to the Lender;

(d) payment of all costs and out-of-pocket expenses (including, without limitation, reasonable attorneys' fees and costs) of the Lender in connection with this Agreement which includes, among other things, the preparation of this Agreement and related modification documents, all related filings and recordation fees and taxes, and the enforcement of the Loan Documents and all costs and expenses incurred in connection with the above; and

(e) such other documents as the Lender may reasonably require.

SECTION 5.2 Additional Conditions Precedent. The obligations of the Lender hereunder are subject to the further conditions precedent that:

(a) the representations and warranties contained in this Agreement shall be correct on the date hereof; and

(b) no Event of Default shall have occurred and be continuing after giving effect to this Agreement (including without limitation under Section 6.24 (s) and (t) of the Credit Agreement) excluding the Existing Events of Default.

The date on which all of the conditions contained herein are satisfied shall be the "Closing Date".

ARTICLE VI

EVENTS OF DEFAULT; REMEDIES

SECTION 6.1 Events of Default. For purposes of this Agreement, each of the following shall constitute an "Event of Default":

(a) if Borrowers shall breach, default under or fail to fully perform any of its covenants, agreements and obligations under this Agreement; or

(b) if a Forbearance Default occurs: or

(c) if there is filed any legal proceeding against the Lender or any of its officers, directors, employees, agents, or attorneys by any person with respect to any matter involving, relating to or arising out the Loan Documents or this Agreement, or the administration or enforcement of any of the foregoing; or

(d) if any representation or warranty of Borrower or any Guarantor in this Agreement or in any report, certificate, financial statement or other instrument furnished in connection herewith shall be untrue, misleading or inaccurate in any material respect when made or deemed made; or

(e) if Borrower, any Guarantor, or any person claiming by or through Borrower or any Guarantor ever commences, joins in, assists, cooperates, or participates in any activity which hinders, delays, or impedes exercise by the Lender of its rights and remedies after occurrence of an Event of Default under this Agreement or Loan Documents, or files or institutes against the Lender or any of the Lender's respective officers, directors, employees, agents, accountants or attorneys any lawsuit, complaint, administrative claim, adversary proceeding or other legal action, arising out of or in connection with the Loan Documents or this Agreement, or the administration or enforcement of any of the foregoing, or joins in, cooperates, or participates as an adverse party or adverse witness in any suit or other proceeding relating directly or indirectly to the Loans or Loan Documents.

SECTION 6.2 Remedies. Upon the occurrence of any Event of Default (as defined in Section 6.1 above) the Forbearance Covenant and any and all other obligations of the Lender pursuant to this Agreement shall immediately terminate and be without further force or effect in the same manner and to the same extent as if the same had never been included in this Agreement and the Lender shall immediately and without further notice be entitled to exercise any and all of their respective rights and remedies against Borrower or any Guarantor, and the Collateral available at law or in equity or granted under any of the Loan Documents.

ARTICLE VII

MISCELLANEOUS

SECTION 7.1  Governing Law. This Agreement shall for all purposes be governed by and construed and enforced in accordance with the substantive law of the State of Illinois without giving effect to the principles of conflict of laws.

SECTION 7.2  Notice of Proceedings. Borrower agrees to notify the Lender in writing, promptly upon learning thereof, of the institution of any suit, administrative proceeding, adversary proceeding, audit or compliance proceedings of any governmental department or agency or other legal proceeding which may materially adversely affect the operations, financial condition or business of Borrower or any Guarantor or any Collateral.

SECTION 7.3  Further Assurances. Borrower and Guarantors agree to execute and deliver to the Lender such agreements, instruments, documents, financial statements and other writings as may be requested from time to time by the Lender, to perfect and to maintain the perfection of the Lender's security interest in and to the Collateral and to consummate the transactions contemplated by or in the Loan Documents or this Agreement.

SECTION 7.4 Survival of Agreements and Representations; JURY WAIVER. The covenants, acknowledgements, representations, warranties, waivers, releases, agreements and obligations of Borrower and Guarantors contained in this Agreement and the Loan Documents shall survive the expiration or termination of the forbearance period described herein and the consummation of the transactions contemplated by this Agreement. Any and all judicial proceedings brought by the Lender against Borrower and Guarantors with respect to this Agreement may be brought in: (A) any court of competent jurisdiction in the State of Illinois and (B) any Federal district court having subject matter jurisdiction and being located in the State of Illinois. AFTER CONSULTATION WITH COUNSEL, AND WITH KNOWLEDGE OF THE CONSEQUENCES, BORROWER, GUARANTORS AND THE LENDER HEREBY WAIVE ALL RIGHTS TO DEMAND A JURY TRIAL AND AGREE THAT ALL SUITS WILL BE HEARD BY JUDGE ONLY.

SECTION 7.5 No Waivers. Nothing contained herein shall constitute a waiver, forbearance, or release by the Lender of any indebtedness due and owing to the Lender by Borrower, Guarantors or any of them under loans or extensions of credit not expressly identified in this Agreement, and documents related thereto. Nothing contained in this Agreement shall constitute a waiver of any other rights or remedies of the Lender under the Loan Documents or at law or in equity. No delay or failure on the part of the Lender to exercise any right or remedy hereunder or under the Loan Documents shall operate as a waiver thereof, and no single or partial exercise of any right or remedy hereunder or thereunder shall preclude other or further exercise thereof or the exercise of any other right or remedy. No action or forbearance by the Lender contrary to the provisions of this Agreement or any of the Loan Documents shall be construed to constitute a waiver of any of the provisions hereof or thereof. Any party may in writing expressly waive any of such party's rights under this Agreement or under any of the Loan Documents without invalidating this Agreement or any of the Loan Documents or any portion hereof or thereof. Nothing set forth in this Section 7.5 shall be deemed to be in derogation of the Forbearance Covenant set forth in Article II hereof.

SECTION 7.6 No Partnership, Joint Venture or Agency. Neither this Agreement nor any of the related documents shall in any respect be interpreted, deemed or construed as making the Lender a partner or joint venturer with Borrower or Guarantors nor shall they be interpreted, deemed or construed as making the Lender the agent or representative of Borrower or Guarantors, and Borrower and Guarantors hereby agree not to make any contrary assertion, contention, claim or counterclaim in any action, suit or other legal proceeding involving the Lender. In no event shall the Lender be liable for debts or claims accruing or arising against Borrower or Guarantors. The relationship of the Lender to Borrower or Guarantors is that of "creditor" to "debtor".

SECTION 7.7 Successors or Assigns. Whenever in this Agreement any party is named or referred to, the successors, successors-in-title and assigns of such parties shall be included, and all covenants and agreements contained in this Agreement shall bind and inure to the benefit of their respective successors, successors-in-title and assigns, whether so expressed or not.

SECTION 7.8 Pronouns. All personal pronouns used in this Agreement, whether used in the masculine, feminine or neuter gender, shall include all other genders; the singular shall include the plural, and vice versa.

SECTION 7.9  Construction of Agreement. Borrower and Guarantors at all times have had access to an attorney in the negotiation of the terms of and in the preparation and execution of this Agreement, and Borrower and Guarantors have had the opportunity to review and analyze this Agreement for a sufficient period of time prior to the execution and delivery thereof; no representations or warranties have been made by or on behalf of the Lender, or relied upon by Borrower and Guarantors pertaining to the subject matter of this Agreement, other than those that are set forth in this Agreement, and all prior statements, representations and warranties, if any, are totally superseded and merged into this Agreement, which Agreement represents the final and sole agreement of the parties with respect to the matters which are the subject hereof and thereof; that all of the terms of this Agreement were negotiated at arms length, and that this Agreement was prepared and executed without fraud, duress, undue influence or coercion of any kind exerted by any of the parties upon the others; and that the execution and delivery of this Agreement is the free and voluntary act of Borrower and Guarantors.

SECTION 7.10 Invalid Provision to Affect No Others. If, from any circumstances whatsoever, fulfillment of any provision of this Agreement or any transaction related thereto at the time performance of such provision shall be due, shall involve transcending the limit of validity presently prescribed by any applicable usury statute or any other applicable law, with regard to obligations of like character and amount, then ipso facto, the obligation to be fulfilled shall be reduced to the limit of such validity; and if any clause or provisions herein contained operates or would prospectively operate to invalidate this Agreement, in whole or in part, then such clause or provision only shall be for naught, as though not herein contained, and the remainder of this Agreement shall remain operative and in full force and effect.

SECTION 7.11 Notices. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be given to each party hereto at its address specified in the Credit Agreement.

SECTION 7.12  Future Negotiations. The parties hereto acknowledge and agree that (A) the Lender has not agreed to and has no future obligation whatsoever to discuss, negotiate or agree to any restructuring of Borrower and Guarantors' obligations with respect to the Loan Documents or any of them, or any modification, amendment, restructuring or reinstatement of the Loan Documents or to forbear from exercising its rights and remedies under the Loan Documents, except as expressly provided in this Agreement; (B) that if there are any future discussions among the Lender and Borrower and Guarantors concerning any such restructuring, modification, amendment or reinstatement, then no restructuring, modification, amendment, reinstatement, compromise, settlement, agreement or understanding with respect to Borrower and Guarantors' obligations with respect to the Loan Documents, or any of them, or any aspect thereof, shall constitute a legally binding agreement or contradict or have any force or effect whatsoever unless and until reduced to writing and signed by authorized representatives of all parties, and that none of the parties hereto shall assert or claim in any legal proceedings or otherwise that any such agreement exists except in accordance with the terms of this Section 7.12.

SECTION 7.13  Modifications. The terms of this Agreement may not be changed, modified, waived, discharged or terminated orally, but only by an instrument or instruments in writing, signed by the party against whom the enforcement of the change, modification, waiver, discharge or termination is asserted.

SECTION 7.14  Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto on separate counterparts, each of which, when so executed and delivered, shall be an original, but all such counterparts shall together constitute one and the same instrument; provided, however, that this Agreement shall not be effective unless and until it is executed by all parties hereto. This Agreement may be executed by fax signatures, each of which shall be fully binding on the signing party.

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This Agreement is entered into between us for the uses and purposes hereinabove set forth as of the date first above written.

"Borrower"

EVCI Career Colleges Holding Corp.

By:	/s/ Dr. John J. McGrath
Name:	Dr. John J. McGrath
Title:	Chief Executive Officer and President

"Guarantors"

Interboro Institute, Inc.

By:	/s/ Dr. John J. McGrath
Name:	Dr. John J. McGrath
Title:	Chief Executive Officer

Interboro Holding, Inc.

By:	/s/ Dr. John J. McGrath
Name:	Dr. John J. McGrath
Title:	President

Pennsylvania School of Business, Inc.

By:	/s/ Dr. John J. McGrath
Name:	Dr. John J. McGrath
Title:	Chief Executive Officer and President

Technical Career Institutes, Inc.

By:	/s/ Dr. John J. McGrath
Name:	Dr. John J. McGrath
Title:	Chairman

"Lender"

ComVest Investment Partners III, L.P.
By: ComVest III Partners LLC, its General Partner

By:	/s/ Larry E. Lenig, Jr.
Name:	Larry E. Lenig, Jr.
Title:	Authorized Signatory